Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

SOCIETAL CDMO, INC.

at

$1.10 per share, in cash, without interest and less any applicable tax withholding

Pursuant to the Offer to Purchase dated March 11, 2024

by

CANE MERGER SUB, INC.

a wholly owned subsidiary

of

CORERX, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON APRIL 5, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 11, 2024

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 11, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Cane Merger Sub, Inc., a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of CoreRx, Inc., a Florida corporation (“Parent”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Societal CDMO, Inc., a Pennsylvania corporation (“SCTL”), at a purchase price of $1.10 per Share in cash, without interest, subject to any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

Also enclosed is SCTL’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF SCTL UNANIMOUSLY RESOLVED TO RECOMMEND THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for the Offer is $1.10 per Share, in cash, without interest and less any applicable tax withholding.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated February 28, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among SCTL, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into SCTL, without a vote of SCTL’s shareholders in accordance with Section 321(f) of the Pennsylvania Business Corporation Law (the “PBCL”), with SCTL continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) held by SCTL (including Shares held in the treasury of SCTL), (ii) owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, (iii) irrevocably accepted for payment in the Offer or (iv) held by a holder who is entitled to and properly demands appraisal rights under Subchapter D of Chapter 15 of the PBCL and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its rights to such appraisal and payment under the PBCL, will be converted into the right to receive the Offer Price, without interest, less any applicable tax withholding. As a result of the Merger, SCTL will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

4. The Board of Directors of SCTL unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of SCTL and its shareholders, (ii) authorized and approved the execution, delivery and performance by SCTL of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved that the Merger will be effected under Section 321(f) of the PBCL, and (iv) resolved to recommend that the shareholders of SCTL accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire at the Expiration Date. The term “Expiration Date” means one minute following 11:59 p.m., Eastern Time, on April 5, 2024, which is the date that is 20 business days after the commencement of the Offer, unless Purchaser has extended the Offer pursuant to and in accordance with the Merger Agreement (in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after May 10, 2024, pursuant to SEC regulations.

6. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the conditions set forth in “Section 15—Conditions of the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase

All Outstanding Shares of Common Stock

of

SOCIETAL CDMO, INC.

at

$1.10 per share, in cash, without interest and less any applicable tax withholding

Pursuant to the Offer to Purchase dated March 11, 2024

by

CANE MERGER SUB, INC.

a wholly owned subsidiary

of

CORERX, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 11, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Cane Merger Sub, Inc., a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of CoreRx, Inc., a Florida corporation (“Parent”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Societal CDMO Inc., a Pennsylvania corporation (“SCTL”), at a purchase price of $1.10 per Share in cash, without interest, subject to any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. In addition, the undersigned understands and acknowledges that:

1. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful and waive any defect or irregularity in the tender of any Shares by any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders.

2. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser.

3. None of Parent, Purchaser, SCTL or any of their respective affiliates or assigns, Broadridge Corporate Issuer Solutions, Inc., in its capacity as the depositary and paying agent, D.F. King & Co., Inc., in its capacity as the information agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)
Account No.:
Dated: , 2024
Please Print Name(s) and Address(es) Here
Area Code and Phone Number
Tax Identification Number or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.